Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated May 23, 2016 to Prospectus dated December 19, 2014

Registration No. 333-201149

DOMINION RESOURCES, INC.

FINAL TERM SHEET

May 23, 2016

Issuer:	Dominion Resources, Inc.

Title:	2.962% Junior Subordinated Notes due 2019*

Principal Amount:	$550,000,000

Expected Ratings (Moody’s/S&P/Fitch)**:	Baa3 (stable outlook)/BBB (stable outlook)/BBB (stable outlook)

Trade Date:	May 23, 2016

Settlement Date:	May 26, 2016

Final Maturity Date:	July 1, 2019

Interest Payment Dates:	January 1 and July 1

First Interest Payment Date:	July 1, 2016, which payment will include interest accrued at an annual rate of 1.18% from, and including, April 1, 2016 to, but excluding, May 26, 2016 and at an annual rate of 2.962% from, and including, May 26, 2016 to, but excluding, July 1, 2016.

Redemption:	Not redeemable prior to maturity

Benchmark Treasury:	1.375% due May 15, 2019

Benchmark Treasury Yield:	1.054%

Spread to Benchmark Treasury:	+187.5 bps

Reoffer Yield:	2.929%

Coupon:	2.962%

Price to Public:	100.099%, plus interest accrued at an annual rate of 1.18% from, and including, April 1, 2016 to, but excluding, May 26, 2016.

Remarketing Fee***:	0.35%

CUSIP/ISIN:	25746U BU2/US25746UBU25

Remarketing Agents:	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated May 23, 2016, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any remarketing agent or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

Citigroup Global Markets Inc.	1-800-831-9146 (toll free)
Credit Suisse Securities (USA) LLC	1-800-221-1037 (toll free)
Goldman, Sachs & Co.	1-866-471-2526 (toll free)

*	This communication relates to the remarketing of the issuer’s 2013 Series B 1.18% Remarketable Subordinated Notes due 2019. Following the remarketing, the notes will be redesignated as the 2.962% Junior Subordinated Notes due 2019.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

***	To be paid by the issuer.